Exhibit 99.1

Contact:
Hanif Jamal	Kirsten Garvin
Chief Financial Officer	Director of Investor Relations
Tel: 760-931-5500	Tel: 760-476-3811
Email: investors@dothill.com	Email: kirsten.garvin@dothill.com
Dot Hill Updates Business Outlook for 2008 and Announces Earnings Call Date
CARLSBAD, Calif., February 8, 2008 – Dot Hill Systems Corp. today provided an update on various matters affecting its business outlook for 2008. First, the company announced that it has completed a review of potential restructuring and cost reduction opportunities and adopted measures that could result in one-time charges and cash usage in the range of $1 to $2 million in 2008.
Dot Hill also revised its preliminary financial results for the fourth quarter of 2007 which were previously reported on January 7, 2008. For the quarter ended December 31, 2007, the company is expecting net revenue to be in the range of $51 to $52 million and a loss per fully diluted share of $0.11 to $0.14 before consideration for potential goodwill impairment. These ranges are within the guidance figures released on January 7, 2008. The company also indicated that it expects cash, cash equivalents and short-term investments to be approximately $82 million as of December 31, 2007.
Dot Hill is still completing the review of its fourth quarter 2007 financial results which includes an analysis of the impairment of goodwill. The company’s initial assessment is that it will need to complete both steps of the analysis prescribed under FASB Statement No. 142, Goodwill and Other Intangible Assets.
The company will release final results on its fourth quarter 2007 earnings conference call scheduled for March 13, 2008 at 4:30 p.m. ET. Please join us for a live audio webcast at www.dothill.com in the Investor Relations section. If you prefer to join via telephone, please dial 877-407-8035 (U.S.) or 201-689-8035 (International) at least five minutes prior to the start of the call. A replay of the webcast will be available on the Dot Hill web site following the conference call. For a telephone replay, dial 877-660-6853 (U.S.) or 201-612-7415 (International) and enter account number 286, then passcode 259172.
On January 7, 2008, Dot Hill announced that it had amended its agreement with HP to provide private-label RAID storage arrays to HP and that it expected to utilize $10 to $20 million in cash in 2008 to support additional finished goods inventory and to make incremental investments in organizational capabilities and test infrastructure. These products were recently introduced by HP in a press release dated February 6, 2008. Depending on the level of orders actually received from HP, the actual amounts expended for inventory support and incremental investments and the company’s ability to meet delivery schedules, the extension of the agreement could positively or negatively affect the company’s targeted return to profitability during 2008. As a result, Dot Hill is currently not forecasting a material impact from the amended agreement on its net earnings for 2008. The company believes that incremental investment levels for 2009 and beyond will largely depend on expected revenues, unit volumes and breadth of products that the company is selling to HP at the time.

About Dot Hill Systems Corp.
Delivering innovative technology and global support, Dot Hill (NASDAQ:HILL) empowers the OEM community to bring unique storage solutions to market, quickly, easily and cost-effectively. Offering high performance and industry-leading uptime, Dot Hill’s RAID technology is the foundation for best-in-class storage solutions offering enterprise-class security, availability and data protection. The company’s products are in use today by the world’s leading service and equipment providers, common carriers, advanced technology and telecommunications companies as well as government agencies. Dot Hill solutions are certified to meet rigorous industry standards and military specifications, as well as RoHS and WEEE international environmental standards. Headquartered in Carlsbad, Calif., Dot Hill has offices and/or representatives in China, Germany, Japan, Netherlands, United Kingdom and the United States. For more information, visit us at http://www.dothill.com.
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include statements regarding: the potential of Dot Hill’s partnership with HP including the potential for expanded revenues; Dot Hill’s projected financial results for the fourth quarter of 2007; Dot Hill’s ability to achieve profitability; and future expenditures and reductions in operating expenses. The risks that contribute to the uncertain nature of the forward-looking statements include, among other things: the risk that actual financial results for the fourth quarter 2007 may be different from the financial guidance provided in this press release; the fact that similar to Dot Hill’s other customer agreements, the HP agreement as amended contains no minimum purchase requirements and can be terminated at any time by HP; the risk that Dot Hill will be unable to meet delivery schedules under the HP agreement, the risk that HP and/or Dot Hill’s other customers may cancel or reduce orders, not order as forecasted or terminate their agreements with Dot Hill; the risk that Dot Hill’s new products may not be accepted by end-users; the risk that one or more of Dot Hill’s suppliers or subcontractors may fail to perform or may terminate their agreements with Dot Hill; unforeseen technological, intellectual property, personnel or engineering issues; and the additional risks set forth in the forms 8-K, 10-K and 10-Q most recently filed by Dot Hill. All forward-looking statements contained in this press release speak only as of the date on which they were made. Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.
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